DIRTT Announces Employment Extensions for Executive Chairman and Chief Transformation Officer

CALGARY, Alberta, July 2, 2026 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT”, the “Company”, “we”, “our”, “us” or “ours”) (TSX: DRT; OTCQX: DRTTF), a leader in industrialized construction, today announced the extensions of employment agreements with Scott Robinson, the Company’s Executive Chairman of the Board, and Adrian Zarate, the Company’s Chief Transformation Officer, through December 31, 2026.

In 2025, the Company established a transformation office to accelerate the execution of strategic initiatives focused on streamlining processes, supporting the Construction Services team, and improving productivity across the organization. To support these efforts, the Company announced two short-term strategic leadership appointments: (1) Scott Robinson was appointed Executive Chairman of the Board and (2) Adrian Zarate was appointed Chief Transformation Officer, each effective November 26, 2025. Their respective employment terms were originally scheduled to expire on June 30, 2026.

On June 30, 2026, the Company entered into amendments to Mr. Robinson’s and Mr. Zarate’s employment agreements to extend their respective terms as Executive Chairman of the Board and Chief Transformation Officer through December 31, 2026.

Mr. Robinson and Mr. Zarate are working closely with the executive team to implement the operational and financial elements of the Company’s transformation plan. The Company looks forward to their continued contributions.

Forward-Looking Statements

The discussions in this press release contain forward-looking statements reflecting our current expectations that involve risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “expect,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are intended to identify forward-looking statements and relate to future periods. These are statements that involve substantial risks and uncertainties. Forward-looking statements are statements that are not historical facts and speak only as of the date hereof. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based, except as required by law.

About DIRTT Environmental Solutions

DIRTT is a leader in industrialized construction. DIRTT’s system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule, and outcomes. DIRTT’s interior construction solutions are designed to be highly flexible and adaptable, enabling organizations to easily reconfigure their spaces as their needs evolve. Headquartered in Calgary, AB Canada, DIRTT trades on the Toronto Stock Exchange under the symbol “DRT” and on the OTCQX under the symbol “DRTTF”.

FOR FURTHER INFORMATION PLEASE CONTACT ir@dirtt.com